Exhibit 99.1

RPM Reports Fiscal 2017 Second-Quarter Results

•	Second-quarter sales improve 3.0%

•	Net loss for the quarter of $70.9 million due to impairment charge and charge related to the decision to exit a business in the Middle East

•	Recent acquisitions to add $160 million in annualized sales

MEDINA, OH – January 5, 2017 – RPM International Inc. (NYSE: RPM) today reported a 3.0% increase in sales and a net loss of $70.9 million for its fiscal 2017 second quarter ended November 30, 2016. The quarter’s results included a $188.3 million pre-tax impairment charge related to its Kirker consumer nail enamel business. On an after-tax basis, the charge was $129.2 million, or $0.97 per share. The second quarter also included a charge of $12.3 million, or $0.09 per share, which had no tax impact, related to the decision to exit the Flowcrete polymer flooring business in the Middle East.

Second-Quarter Results

Net sales of $1.19 billion were up 3.0% over the $1.16 billion reported a year ago. Organic sales improved 3.8% and acquisition growth added 1.7%. Foreign currency translation reduced sales by 2.5%. The loss in the fiscal 2017 second quarter of $70.9 million compares to net income of $83.4 million in the fiscal 2016 second quarter. The fiscal 2017 second-quarter loss of $0.54 per diluted share compares to earnings per diluted share of $0.62 in the fiscal 2016 second quarter. Loss before income taxes of $106.9 million decreased from income before income taxes (IBT) of $120.3 million reported in the fiscal 2016 second quarter. RPM’s consolidated loss before interest and taxes of $86.4 million decreased from consolidated earnings before interest and taxes (EBIT) of $141.6 million reported in the fiscal 2016 second quarter.

The fiscal 2017 second quarter included the $188.3 million Kirker impairment charge and the $12.3 million charge related to the decision to exit Flowcrete Middle East, while the fiscal 2016 second quarter included the previously disclosed $14.5 million reversal of Kirker’s final earnout accrual into income. Excluding these items, earnings per diluted share declined 5.5% from $0.55 per share to $0.52 per share, while consolidated EBIT of $114.2 million decreased 10.2% from $127.1 million last year.

“We are pleased with the sales growth in the second quarter across each of our three segments in light of economic conditions and in comparison to our peer companies’ recent performance. Even in our more global economically challenged industrial segment businesses, we are generating solid growth in local currencies. Translational and transactional foreign exchange challenges, previously communicated capacity issues in our consumer segment, and higher corporate benefit costs combined to generate lower year-over-year EBIT results, excluding the additional impairment charge and the decision to exit the Flowcrete business in the Middle East. Mid-year restructuring and expense reduction activities and the benefit of first-half acquisitions, along with having addressed the capacity situation at our DAP subsidiary, will allow revenue growth to be better leveraged to our bottom line during the fiscal 2017 fourth quarter and beyond,” stated Frank C. Sullivan, chairman and chief executive officer.

RPM Reports Fiscal 2017 Second-Quarter Results

January 5, 2017

Second-Quarter Segment Sales and Earnings

During the fiscal 2017 second quarter, industrial segment sales increased 1.6%, to $633.4 million from $623.3 million in the fiscal 2016 second quarter. Organic sales improved 2.2%, while acquisition growth added 2.2%. Foreign currency translation reduced sales by 2.8%. IBT for the industrial segment declined 21.4% to $50.3 million, from $64.0 million in the fiscal 2016 second quarter. Industrial segment EBIT declined 20.4% to $52.2 million, from $65.6 million in the fiscal 2016 second quarter. Industrial segment EBIT included the impact of a $12.3 million charge related to the decision to exit the Flowcrete polymer flooring business in the Middle East. Excluding this charge, industrial segment EBIT was down 1.7% to $64.5 million from $65.6 million last year, due to unfavorable mix.

“Industrial sales remain choppy by geography and have continued to be negatively impacted by weakness in the global oil and gas and heavy equipment industries, along with continued currency headwinds. In Europe, sales were down 1.0% in actual dollars, but up 6.3% in local currencies, with solid results in the U.K. In Latin America, sales were down in the low single digits in both actual results and local currencies. Our businesses serving the U.S. commercial construction markets continue to see solid sales growth in the mid-single-digit range,” Sullivan stated.

Second-quarter sales for the specialty segment increased 5.7%, to $183.6 million from $173.6 million in the fiscal 2016 second quarter. Organic growth was 5.2%, while acquisitions added 2.5%. Foreign currency translation reduced sales by 2.0%. IBT for the specialty segment increased 10.2% to $31.2 million, from $28.3 million in the fiscal 2016 second quarter. Specialty segment EBIT improved 10.6%, to $31.0 million from $28.1 million a year ago.

“Most of our core specialty businesses, particularly U.S.-based restoration and exterior insulation and finish systems product lines, had solid performance in the quarter. The specialty segment also benefited from several recent smaller acquisitions,” Sullivan stated.

RPM’s fiscal 2017 second-quarter consumer segment sales increased 4.1%, to $373.8 million from $359.1 million a year ago. Organic sales increased 5.8%, while acquisition growth added 0.6%. Foreign currency translation reduced sales by 2.3%. The consumer segment had a loss before income taxes of $140.6 million, compared to IBT of $65.4 million in the fiscal 2016 second quarter. The segment reported a loss before interest and taxes of $140.6 million, which was a decline from EBIT of $65.4 million reported last year.

As previously disclosed, fiscal 2016 second-quarter EBIT included the $14.5 million reversal of Kirker’s final earnout accrual into income. During the current year, certain negative trends in the Kirker business led to a loss of several customers and market share and a downward revision to long-term forecasts, which were determined to represent an impairment triggering event, and, after additional testing, resulted in an impairment charge totaling $188.3 million. Excluding these Kirker items, consumer segment EBIT declined 6.2%, from $50.9 million in fiscal 2016 to $47.7 million in the fiscal 2017 second quarter, principally due to a decline in Kirker’s current operating results.

“During the quarter, our core U.S. consumer businesses, excluding Kirker, performed very well, and capitalized on market share gains, a strengthening domestic housing market and good growth by our retail accounts to deliver solid organic growth. Sales in these businesses were up 6.4%, net of unfavorable currency translation. Supply issues in caulks and sealants were resolved by the end of the quarter, while

RPM Reports Fiscal 2017 Second-Quarter Results

January 5, 2017

significant capital investments are in process to increase capacity. Certain inefficiencies lingered in the second quarter that related to the caulks and sealants supply issues, which translated into a less favorable conversion to EBIT than would normally be the case. Both Rust-Oleum and DAP invested heavily in advertising and promotional activities in the quarter to support their brands and new product placements achieved during the past year,” stated Sullivan.

Cash Flow and Financial Position

For the first half of fiscal 2017, cash from operations was $158.7 million, compared to $167.1 million a year ago. Capital expenditures of $48.0 million compared to $31.3 million during the first half of last year. Total debt at November 30, 2016 was $1.64 billion, compared to $1.66 billion at November 30, 2015 and $1.64 billion at May 31, 2016. RPM’s net (of cash) debt-to-total capitalization ratio was 52.8%, compared to 53.3% at November 30, 2015. At November 30, 2016, liquidity stood at $956 million, including cash of $206.0 million and $750.0 million in long-term committed available credit.

First-Half Sales and Earnings

Fiscal 2017 first-half net sales improved 1.8%, to $2.44 billion from $2.40 billion during the first six months of fiscal 2016. Net income declined to $41.8 million from $183.2 million in the fiscal 2016 first half. Diluted earnings per share were $0.32, down from $1.36 a year ago. IBT of $41.6 million declined 84.1% from $262.5 million in the fiscal 2016 first half. EBIT of $81.0 million declined 73.2% from $302.2 million reported last year. Excluding the Kirker items in both years and the Flowcrete charge in fiscal 2017, diluted earnings per share were $1.35, an increase of 4.7% from $1.29 last year and consolidated EBIT was $281.6 million, a decrease of 2.1% from $287.7 million last year.

First-Half Segment Sales and Earnings

RPM’s industrial segment fiscal 2017 first-half sales were up 0.7%, to $1.31 billion from $1.30 billion in the fiscal 2016 first half. Organic sales increased 1.7%, while acquisition growth added 1.6%. Foreign currency translation reduced sales by 2.6%. IBT for the industrial segment declined 6.0% to $139.6 million, from $148.5 million in fiscal 2016. EBIT of $143.3 million declined 5.4% from $151.6 in the first half last year. Excluding the Flowcrete Middle East charge, industrial segment EBIT increased 2.7%, to $155.6 million.

Specialty segment sales grew 4.8%, to $359.9 million from $343.5 million in the 2016 first half. Organic growth was 3.9%, while acquisitions added 2.8%. Foreign currency translation reduced sales by 1.9%. IBT for the specialty segment increased 12.6% to $61.7 million, from $54.8 million in fiscal 2016. For the first half of fiscal 2017, specialty segment EBIT increased 13.0%, to $61.4 million from $54.3 million a year ago.

First-half sales for the consumer segment improved 2.5%, to $773.7 million from $754.6 million a year ago. Organic sales increased 3.7%, and acquisition growth added 0.8%. Foreign currency translation reduced sales by 2.0%. The segment experienced a loss before income taxes of $70.5 million, as compared to IBT of $131.6 million in fiscal 2016. The consumer segment reported a loss before interest and taxes of $70.5 million, which was a decline from EBIT of $131.5 million in the first half of fiscal 2016. Excluding the Kirker impairment charge from fiscal 2017 and the Kirker earnout reversal in fiscal 2016, consumer segment EBIT increased 0.8%, to $117.8 million during the first half of fiscal 2017 from $117.0 million in the prior period.

RPM Reports Fiscal 2017 Second-Quarter Results

January 5, 2017

Business Outlook

“In the industrial segment, we expect continued solid growth for those businesses serving the U.S. commercial construction markets to be partially offset by continued global choppiness and a sluggish global energy sector. We are anticipating growth in our international businesses to be in the low-single-digit range. Despite more difficult currency headwinds with the euro and British pound, industrial segment sales growth for the back half of the fiscal year will be in the low-single-digit range, with the help from recent acquisitions,” stated Sullivan.

“We continue to expect mid-single-digit range growth in our specialty segment by these predominately U.S.-based niche businesses as they gain market share. In the consumer segment, we are expecting a solid back half to fiscal 2017, with overall growth in the mid-single-digit range, including recent acquisitions,” he stated.

“Due to further declines in the euro and British pound versus the U.S. dollar, we are anticipating an increase in currency headwinds for the fiscal year from our original estimate of $0.06 per share to $0.10 per share, along with an increase in pension expense from our original $0.05 per share to $0.07 per share for the 2017 fiscal year. Recent acquisitions are expected to reduce EPS in the third quarter due to stepped-up inventory and other one-time transaction costs, but be accretive for the fourth quarter. We are anticipating a restructuring charge in Europe in the third quarter of fiscal 2017, which will reduce diluted earnings per share by approximately $0.05 per share. As a result, we are revising our EPS full-year guidance to a range of $1.54 to $1.64 per diluted share, which includes the $0.09 per share Flowcrete Middle East charge, the $0.94 per share Kirker charge, the third-quarter estimated restructuring charge of $0.05 per share, as well as $0.04 per share of higher currency headwinds and $0.02 per share of higher pension expense,” Sullivan stated.

“Excluding the charge for the Kirker impairment, Flowcrete Middle East exit, and the estimated third-quarter restructuring in Europe, our fiscal 2017 full-year adjusted EPS guidance is $2.62 to $2.72,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EST today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EST today until 11:59 p.m. EST on January 12, 2017. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 43806016. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

RPM Reports Fiscal 2017 Second-Quarter Results

January 5, 2017

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, a non-GAAP financial measure. EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the last page of this earnings release for a reconciliation of EBIT to income before income taxes.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply

RPM Reports Fiscal 2017 Second-Quarter Results

January 5, 2017

and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2016, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
Net Sales	$1,190,770	$1,155,984	$2,442,833	$2,398,510
Cost of sales	669,089	662,050	1,369,110	1,371,618

Gross profit	521,681	493,934	1,073,723	1,026,892
Selling, general & administrative expenses	419,494	352,594	803,579	725,448
Goodwill and other intangible asset impairments	188,298		188,298
Interest expense	22,905	22,478	45,683	44,938
Investment (income), net	(2,416)	(1,100)	(6,254)	(5,168)
Other expense (income), net	257	(299)	799	(788)

(Loss) income before income taxes	(106,857)	120,261	41,618	262,462
(Benefit) provision for income taxes	(36,601)	36,112	(1,520)	77,951

Net (loss) income	(70,256)	84,149	43,138	184,511
Less: Net income attributable to noncontrolling interests	670	716	1,295	1,263

Net (loss) income attributable to RPM International Inc. Stockholders	$(70,926)	$83,433	$41,843	$183,248

(Loss) Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$(0.54)	$0.63	$0.32	$1.39

Diluted	$(0.54)	$0.62	$0.32	$1.36

Average shares of common stock outstanding — basic	130,695	129,398	130,647	129,723

Average shares of common stock outstanding — diluted	130,695	136,734	130,647	137,072

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
Net Sales:
Industrial Segment	$633,429	$623,305	$1,309,269	$1,300,413
Specialty Segment	183,567	173,625	359,903	343,486
Consumer Segment	373,774	359,054	773,661	754,611

Total	$1,190,770	$1,155,984	$2,442,833	$2,398,510

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (b)	$50,291	$64,008	$139,557	$148,476
Interest (Expense), Net (c)	(1,906)	(1,558)	(3,743)	(3,081)

EBIT (d)	52,197	65,566	143,300	151,557
Charge to exit Flowcrete Middle East (e)	12,275		12,275

Adjusted EBIT	$64,472	$65,566	$155,575	$151,557

Specialty Segment
Income Before Income Taxes (b)	$31,160	$28,278	$61,664	$54,767
Interest Income, Net (c)	137	222	290	442

EBIT (d)	$31,023	$28,056	$61,374	$54,325

Consumer Segment
(Loss) Income Before Income Taxes (b)	$(140,575)	$65,429	$(70,487)	$131,552
Interest (Expense) Income, Net (c)	(19)	42	(22)	100

EBIT (d)	(140,555)	65,387	(70,465)	131,452
Kirker impairment (f)	188,298		188,298
Reversal of Kirker earnout (g)		(14,500)		(14,500)

Adjusted EBIT	$47,743	$50,887	$117,833	$116,952

Corporate/Other
(Expense) Before Income Taxes (b)	$(47,733)	$(37,454)	$(89,116)	$(72,333)
Interest (Expense), Net (c)	(18,701)	(20,084)	(35,954)	(37,231)

EBIT (d)	$(29,032)	$(17,370)	$(53,162)	$(35,102)

Consolidated
(Loss) Income Before Income Taxes (b)	$(106,857)	$120,261	$41,618	$262,462
Interest (Expense), Net (c)	(20,489)	(21,378)	(39,429)	(39,770)

EBIT (d)	(86,368)	141,639	81,047	302,232
Charge to exit Flowcrete Middle East (e)	12,275		12,275
Kirker impairment (f)	188,298		188,298
Reversal of Kirker earnout (g)		(14,500)		(14,500)

Adjusted EBIT	$114,205	$127,139	$281,620	$287,732

(a)	Prior period information has been recast to reflect the current period change in reportable segments.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.
(e)	Charges related to Flowcrete decision to exit the Middle East.
(f)	Reflects the impact of goodwill and other intangible asset impairment charge of $188.3 million related to our Kirker reporting unit.
(g)	Reflects the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2016	2015	2016	2015
Reconciliation of Reported Earnings (Loss) per Diluted Share to Adjusted Earnings per Diluted Share:
Reported (Loss) Earnings per Diluted Share	$(0.54)	$0.62	$0.32	$1.36
Charge to exit Flowcrete Middle East (e)	0.09		0.09
Kirker impairment (f)	0.97		0.94
Reversal of Kirker earnout (g)		(0.07)		(0.07)

Adjusted Earnings per Diluted Share	$0.52	$0.55	$1.35	$1.29

(e)	Charges related to Flowcrete decision to exit the Middle East.
(f)	Reflects the impact of goodwill and other intangible asset impairment charge of $188.3 million related to our Kirker reporting unit.
(g)	Reflects the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit.

	Fiscal Year Ending May 31, 2017
Estimated Full-Year Earnings Per Share Reconciliation:	Low End	High End
Fiscal 2017 EPS issued July 2016	$2.68	$2.78
Additional foreign currency headwind	(0.04)	(0.04)
Additional pension expense	(0.02)	(0.02)

Revised 2017 EPS excluding Kirker, Middle East/Europe charges	2.62	2.72
Kirker impairment charge	(0.94)	(0.94)
Flowcrete Middle East charge	(0.09)	(0.09)
Estimated third-quarter restructuring charge in Europe	(0.05)	(0.05)

Revised 2017 EPS	$1.54	$1.64

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2016	November 30, 2015	May 31, 2016
Assets
Current Assets
Cash and cash equivalents	$205,907	$190,609	$265,152
Trade accounts receivable	881,723	841,924	987,692
Allowance for doubtful accounts	(40,909)	(25,110)	(24,600)

Net trade accounts receivable	840,814	816,814	963,092
Inventories	762,167	710,282	685,818
Deferred income taxes	—	28,620	—
Prepaid expenses and other current assets	232,217	262,096	221,286

Total current assets	2,041,105	2,008,421	2,135,348

Property, Plant and Equipment, at Cost	1,353,282	1,262,062	1,344,830
Allowance for depreciation	(714,353)	(687,426)	(715,377)

Property, plant and equipment, net	638,929	574,636	629,453

Other Assets
Goodwill	1,085,763	1,187,204	1,219,630
Other intangible assets, net of amortization	521,198	577,324	575,401
Deferred income taxes, non-current	59,619	2,902	19,771
Other	200,847	155,209	185,366

Total other assets	1,867,427	1,922,639	2,000,168

Total Assets	$4,547,461	$4,505,696	$4,764,969

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$429,941	$396,896	$500,506
Current portion of long-term debt	3,880	2,593	4,713
Accrued compensation and benefits	126,097	119,482	183,768
Accrued losses	33,846	22,468	35,290
Other accrued liabilities	292,849	197,229	277,914

Total current liabilities	886,613	738,668	1,002,191

Long-Term Liabilities
Long-term debt, less current maturities	1,634,967	1,660,935	1,635,260
Other long-term liabilities	701,091	732,467	702,979
Deferred income taxes	41,456	81,402	49,791

Total long-term liabilities	2,377,514	2,474,804	2,388,030

Total liabilities	3,264,127	3,213,472	3,390,221

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,576; 133,318; 132,944)	1,336	1,333	1,329
Paid-in capital	938,963	887,650	921,956
Treasury stock, at cost	(215,936)	(170,220)	(196,274)
Accumulated other comprehensive (loss)	(555,541)	(477,470)	(502,047)
Retained earnings	1,112,610	1,048,968	1,147,371

Total RPM International Inc. stockholders’ equity	1,281,432	1,290,261	1,372,335
Noncontrolling interest	1,902	1,963	2,413

Total equity	1,283,334	1,292,224	1,374,748

Total Liabilities and Stockholders’ Equity	$4,547,461	$4,505,696	$4,764,969

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended November 30,
	2016	2015
Cash Flows From Operating Activities:
Net income	$43,138	$184,511
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	35,568	33,509
Amortization	22,111	22,144
Goodwill and other intangible asset impairments	188,298
Reversal of contingent consideration obligations		(14,500)
Deferred income taxes	(59,363)	(680)
Stock-based compensation expense	17,013	15,524
Other non-cash interest expense	4,964	4,862
Realized (gain) on sales of marketable securities	(3,698)	(4,418)
Other	(47)	1,441
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	110,871	117,358
(Increase) in inventory	(81,586)	(49,781)
(Increase) decrease in prepaid expenses and other current and long-term assets	(20,876)	4,617
(Decrease) in accounts payable	(69,518)	(105,841)
(Decrease) in accrued compensation and benefits	(55,662)	(45,649)
(Decrease) increase in accrued losses	(899)	715
Increase in other accrued liabilities	28,057	7,375
Other	361	(4,114)

Cash Provided By Operating Activities	158,732	167,073

Cash Flows From Investing Activities:
Capital expenditures	(48,049)	(31,295)
Acquisition of businesses, net of cash acquired	(65,201)	(12,006)
Purchase of marketable securities	(25,142)	(14,213)
Proceeds from sales of marketable securities	24,588	11,737
Other	956	5,355

Cash (Used For) Investing Activities	(112,848)	(40,422)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	76,369	38,765
Reductions of long-term and short-term debt	(73,588)	(18,774)
Cash dividends	(76,604)	(71,276)
Shares of common stock repurchased and returned for taxes	(19,663)	(45,292)
Payments of acquisition-related contingent consideration	(4,130)	(1,631)
Other	(1,365)	270

Cash (Used For) Financing Activities	(98,981)	(97,938)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6,148)	(12,815)

Net Change in Cash and Cash Equivalents	(59,245)	15,898
Cash and Cash Equivalents at Beginning of Period	265,152	174,711

Cash and Cash Equivalents at End of Period	$205,907	$190,609